EXHIBIT 99


                    PEOPLES BANCORP INC. - P.O. BOX 738 - MARIETTA, OHIO - 45750
                                                          www.peoplesbancorp.com


NEWS RELEASE


FOR IMMEDIATE RELEASE                    Contact: Mark F. Bradley
---------------------                             President and CEO
August 1, 2006                                    (740) 373-3155


                              PEOPLES BANCORP INC.
                         CHIEF FINANCIAL OFFICER RETIRES
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         MARIETTA,  Ohio - Peoples  Bancorp Inc.  (Nasdaq:  PEBO) announced that effective August 1, 2006, John W. "Jack" Conlon retired as Chief Financial Officer and Treasurer of Peoples Bancorp Inc. ("Peoples Bancorp") and its banking subsidiary Peoples Bank, National Association ("Peoples Bank").
         "On behalf of our Board of Directors and all Peoples Bancorp associates, I thank Jack for his accomplishments and contributions, and we all wish him the best in retirement," said Mark F. Bradley, President and Chief Executive Officer of Peoples Bancorp and Peoples Bank.
         Conlon, 61, joined Peoples Bank in 1982 and served in various finance capacities during his career. In 1991, he was named Chief Financial Officer and became Treasurer in 1999. In Conlon's 24 years with Peoples Bancorp, he oversaw 20 acquisitions and helped grow the company from $192 million in assets to $1.9 billion at June 30, 2006.
         "Jack served with passion and an outstanding commitment to enhancing shareholder value," said Bradley. "We are also fortunate that his successor had the opportunity to work alongside him to ensure a smooth leadership transition."
         As part of a succession plan first announced in July 2005, Donald J. Landers has been named to Chief Financial Officer and Treasurer of Peoples Bancorp and Peoples Bank, an Executive Vice President position, effective August 1, 2006. Landers, 47, had served Peoples Bancorp most recently as Senior Vice President, Director of Finance and Chief Accounting Officer. He joined Peoples Bancorp in 2003 as Controller. Landers, a CPA, has over 15 years experience in the financial services industry.
         Peoples Bancorp Inc., a diversified financial products and services company with $1.9 billion in assets, makes available a complete line of banking, investment, insurance, and trust solutions through 49 locations and 35 ATMs in Ohio, West Virginia and Kentucky. Peoples Bancorp's financial service units include Peoples Bank, Peoples Financial Advisors (a division of Peoples Bank) and Peoples Insurance Agency, Inc. Peoples Bancorp's common shares are traded on the NASDAQ Global Select Market. Peoples Bancorp is also a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples Bancorp at www.peoplesbancorp.com.

                                 END OF RELEASE